Exhibit No. 2(e)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CTE Telecom, LLC

(a Pennsylvania limited liability company)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF CTE Telecom, LLC a Pennsylvania limited liability company (the “Company”), dated this 2nd day of December, 2002 by which Commonwealth Telephone Company, a Pennsylvania corporation (the “Member”), with an address of 100 CTE Drive, Dallas, PA 18612, as the sole member, intending to be legally bound, hereby sets forth the terms of the Agreement as to the affairs of the Company, which shall be managed by its managers, and the conduct of its business, as follows:

ARTICLE I

FORMATION, PURPOSE AND DEFINITIONS

1.1    Establishment of Limited Liability Company.    The Company was formed upon the filing of a Certificate of Formation with the Secretary of State of the State of Pennsylvania on December 2, 2002, pursuant to the provisions of the Pennsylvania Limited Liability Company Act, as heretofore or hereafter amended (the “Act”), and shall be governed by the terms set forth in this Agreement. The Member is hereby admitted as the sole member of the Company. Kenneth Lee, Vice President and Secretary, as an authorized person, within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates required or permitted by the Act to be filed in the Office of the Secretary of State of the State of Pennsylvania.

1.2    Name.    Pursuant to the terms of this Agreement, the Member intends to carry on a business for profit under the name CTE Telecom, LLC. The Company may conduct its activities under any other permissible name designated by the Member. The Member shall be responsible for complying with any registration requirements in the event an alternate name is used.

1.3    Principal Place of Business of the Company.    The principal place of business of the Company shall be located at 100 CTE Drive, Dallas, PA 18612, or at such other or additional locations as the Member, as a matter of discretion, may determine. The registered agent for service of process and the registered office of the Company shall be the person and location set forth in the Company’s Certificate of Formation filed with the Secretary of State of Pennsylvania. The Member may, from time to time, change such registered agent and registered office by appropriate filings as required by law.

1.4    Purpose.    The Company’s purpose shall be the provision of telecommunications products and services to the general public and to engage in all lawful businesses for which limited liability companies may be organized under the Act. The Company shall have the authority to do all things necessary or advisable in order to accomplish such purposes.

1.5    Duration.    Unless the Company shall be earlier terminated in accordance with Article 7, the term of the Company shall be perpetual.

1.6    Other Activities of Member.    The Member may engage in or possess an interest in other business ventures of any nature, whether or not similar to or competitive with the activities of the Company, for its respective account and not for the account of the Company or any other member.

ARTICLE 2

CAPITAL CONTRIBUTIONS

2.1    Capital Contribution.    The Member hereby contributes to the Company as its contribution to capital of the Company, the amount identified on Schedule A. The receipt by the Member from the Company of any distributions whatsoever (whether pursuant to Section 4.1 or otherwise and whether or not such distributions may be considered a return of capital) shall not increase the Member’s obligations under this Section 2.1.

2.2    Additional Capital Contributions.    Except as provided in Section 2.1, the Member may, but shall not be required to, make additional capital contributions to the Company.

2.3    Limitation of Liability of Member.    The Member shall have no liability or obligation for any debts, liabilities or obligations of the Company, or of any agent or employee of the Company, beyond the Member’s capital contribution, except as may be expressly required by applicable law.

2.4    Loans.    If the Member makes any loans to the Company, or advances money on its behalf, the amount of any such loan or advance shall not be deemed an increase in, or contribution to, the capital contribution of the Member. Interest shall accrue on any such loan at an annual rate agreed to by the Company and the Member (but not in excess of the maximum rate allowable under applicable usury laws).

ARTICLE 3

MANAGEMENT OF THE COMPANY

3.1    Managers.    Except as otherwise provided herein, the business and affairs of the Company shall be managed by not less than one nor more than nine managers, who shall each be a “manager” for purposes of the Act (each a “Manager” and collectively, the “Board of Managers” or the “Managers”). The size of the Board of Managers may be increased or decreased at any time in the sole discretion of the Member. Each Manager shall have all of the rights possessed by a manager of a Pennsylvania limited liability company under the Act and subject to the terms of this Agreement and to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company. Each Manager and any successor Manager shall serve until his death, resignation or removal by the Member. The initial Board of Managers of the Company shall be comprised solely of Michael J. Mahoney.

3.2    Removal.    Any Manager may be removed and a substitute Manager appointed at any time by the Member provided that such substitute Manager agrees to be bound by the terms of this Agreement.

3.3    Powers of the Board of Managers.    The Board of Managers shall have the sole power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the Board of Managers under the laws of the State of Pennsylvania. Without limiting the generality of the foregoing, the Board of Managers shall have the specific power and authority to cause the Company, in the Company’s own name:

(a)    To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan;

(b)    To execute all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments; contracts; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of a majority of the Board of Managers, to conduct the business of the Company;

(c)    To enter into any and all other agreements on behalf of the Company, with any other person for any purpose, in such form as a majority of the Board of Managers may approve;

(d)    To make distributions in accordance with Section 4.1; and

(e)    To do and perform all others acts as may be necessary or appropriate to the conduct of the Company’s business.

Unless authorized in writing to do so by this Agreement or by a majority of the Board of Managers, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

3.4    Actions of the Board of Managers.    A quorum of the Board of Managers shall be a majority of the Managers (in person or by proxy). For each decision of the Board of Managers, each Manager shall have one vote and the affirmative vote of a majority of the Board of Managers present at the meeting shall constitute an action, approval or consent, as the case may be, by the Board of Managers. The Board of Managers shall meet no less than annually or at such other date as shall be agreed from time to time, but also as often as necessary or desirable to carry out its functions. Meetings of the Board of Managers shall be held at the principal place of business of the Company or at any place within or without the State of Pennsylvania that has been designated from time to time by a majority of the Board of Managers. Any Manager not in attendance may give his or her proxy to another Manager to cast his or her vote on all matters of business coming before the meeting. Continuing proxies may be filed with the Company. Any Manager may convene a meeting of the Board of Managers upon at least ten (10) days’ prior notice to the other Managers, and in emergencies, any Manager may convene a meeting of the Board of Managers on twenty-four (24) hours facsimile transmission notice. Notice of the time and place of meetings shall be delivered personally or by telephone to each Manager or sent by first-class mail or by telex, telegram or facsimile transmission, charges prepaid, addressed to each Manager at his or her address or appropriate telex, telegram or facsimile address or number as it appears on the records of the Company. Any Manager may waive its right to receive the notice as set forth in this Section 3.4. The Board of Managers may also hold meetings by telephone and may make decisions by the written consent of the number of Managers required to authorize a decision. A written record of all formal meetings (whether by telephone or in person) of the Board of Managers and all material decisions and consents made by it shall be made and kept in the records of the Company.

3.5    Officers and Agents.    The Company may have such officers and agents with such respective rights and duties as a majority of the Board of Managers may from time to time determine. A majority of the Board of Managers may delegate to one or more agents, officers, employees or other persons (who shall not be deemed “managers” within the meaning of the Act) any and all powers to manage the Company that the Board of Managers possesses under this Agreement and the Act.

3.6    Managers Have No Exclusive Duty to Company.    No Manager shall be required to manage the Company as its sole and exclusive function, and the Managers may have other business interests and may engage in other activities in addition to those relating to the Company. The Company shall not have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Manager or to the income or proceeds derived from such investments or activities. No Manager shall incur liability to the Company as a result of engaging in any other business or venture.

3.7    Exculpation.    To the extent permitted under Pennsylvania law, no Member, Manager or officer (if any are appointed pursuant to the terms hereof) (collectively the “Indemnified Party”) shall be liable to the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Party in connection with any matter arising from, or related to, or in connection with this Agreement or the Company’s business or affairs; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Party if a judgement or other final adjudication adverse to the Indemnified Party establishes (i) that the Indemnified Party’s acts or omissions were in bad faith or involved intentional misconduct or recklessness or a knowing violation of law or (ii) that the Indemnified Party personally gained in fact a financial profit or other advantage to which the Indemnified Party was not legally entitled.

3.8    Indemnification.    Each Indemnified Party shall be indemnified by the Company against any losses, judgments, liabilities and expenses (including reasonable attorneys’ fees) incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company in a manner reasonably believed by such Indemnified Party to be within the scope of the authority granted to such Indemnified Party by this Agreement, provided that this indemnity shall extend only to an Indemnified Party who was not guilty of gross negligence, recklessness, or willful misconduct. The Company may also indemnify its employees and other agents who are not an Indemnified Party to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by the sole Member.

ARTICLE 4

DISTRIBUTIONS

4.1    Distributions.    The Company shall make cash distributions to the Member at the times and in the manner that a majority of the Board of Managers deems appropriate and as permitted by law.

ARTICLE 5

TRANSFER OF MEMBERSHIP INTERESTS

5.1    Restrictions of Transfer.    Except as otherwise provided in this Agreement, no Membership Interest may be sold, assigned, transferred, given, bequeathed, donated, mortgaged, pledged, attached, levied upon, seized by or for creditors, or otherwise encumbered or disposed of, whether by act of the Member or by operation of law, without the prior written consent of Members (other than the Member whose Membership Interest is involved). However, a Member shall be allowed to transfer its Membership Interest to a subsidiary or affiliate of which the Member owns a controlling equity interest of at least 51%.

5.2    Single Member.    Unless and until the Agreement is appropriately amended to contemplate the admission of additional members, the Company shall at all times have only one Member.

ARTICLE 6

DISSOCIATION OF THE MEMBER

6.1    Dissociation.    The Member shall not be entitled voluntarily to withdraw, resign or dissociate from the Company or assign its membership interest prior to the dissolution and winding-up of the Company or in connection with a permitted transfer under Section 5.1, and any attempt by the Member to do so shall be ineffective.

ARTICLE 7

DISSOLUTION AND LIQUIDATION

7.1    Events Triggering Dissolution.    The Company shall dissolve and commence winding up and liquidation upon the first to occur of any of the following (“Liquidating Events”):

(a)    the written consent of the Member;

(b)    the entry of a decree of judicial dissolution as set forth under the Pennsylvania Limited Liability Company Act.

The Company shall not be dissolved for any other reason including, without limitation, the Members becoming bankrupt or executing an assignment for the benefit of creditors.

7.2    Liquidation.    Upon dissolution of the Company in accordance with Section 7.1, the Company shall be wound up and liquidated by a liquidating manager selected by the Member. The proceeds of such liquidation shall be applied and distributed in the following order of priority:

(a)    to creditors in the order of priority as established by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the member(s) under appropriate provisions of the Act; and then

(b)    to the setting up of any reserves in such amount and for such period as shall be necessary to make reasonable provisions for payment of all contingent, conditional or unmatured claims and obligations known to the Company and all claims and obligations known to the Company but for which the identity of the claimant is unknown; and then

(c)    to the Member in satisfaction of liabilities for distributions under appropriate provisions of the Act; and then

(d)    the balance to the Member.

7.3    Certificate of Cancellation.    Upon the dissolution of the Company and the completion of the liquidation and winding up of the Company’s affairs and business, the Member shall, on behalf of the Company, prepare and file a certificate of cancellation with the Pennsylvania Secretary of State, as required by the Act. When such certificate is filed, the Company’s existence shall cease.

ARTICLE 8

ACCOUNTING AND FISCAL MATTERS

8.1    Fiscal Year.    The fiscal year of the Company shall end on December 31.

8.2    Method of Accounting.    The Member shall select a method of accounting for the Company as deemed necessary or advisable and the Board of Managers shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with generally accepted accounting principles consistently applied.

8.3    Financial Books and Records.    All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as approved by a majority of the Board of Managers.

ARTICLE 9

MISCELLANEOUS

9.1    Binding Effect.    Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and the Board of Managers and, subject to Article 5, their successors and assigns.

9.2    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania.

9.3    Severability.    The invalidity or unenforceability of any particular provision of this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.4    Notices.    All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by reputable courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below.

9.5    Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when any counterpart or counterparts hereof, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories.

9.6    Assurances.    Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Members deem appropriate to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

9.7    Specific Performance.    The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

9.8    Entire Agreement.    This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

9.9    Amendments or Modifications.    This Agreement may not be amended or modified other than by an agreement in writing signed by all of the parties hereto.

9.10    Headings.    The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

9.11    Gender, Etc.    Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

In witness of which the Member has signed this instrument on and as of the date first set forth above.

Commonwealth Telephone Company

By:

Michael J. Mahoney President and CEO

Each of the undersigned hereby agrees to be a manager of CTE Telecom, LLC with all of the rights and obligations of a Manager under this Agreement and the Act.

By:

Michael J. Mahoney Manager

SCHEDULE A

CAPITAL CONTRIBUTION OF MEMBER

MEMBER	CONTRIBUTION
Commonwealth Telephone Company	$100.00